Exhibit 10.30

McDERMOTT INTERNATIONAL, INC.

Amended and Restated Performance Share Grant Agreement

(Amended and Restated February 17, 2017)

The Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (“McDermott” or the “Company”) has selected you to receive a grant of performance shares (“Performance Shares”) under the 2009 McDermott International, Inc. Long-Term Incentive Plan (the “Plan”) on March 6, 2014 (the “Date of Grant”).  The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Amended and Restated Performance Share Grant Agreement (this “Amended and Restated Agreement”) shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your beneficiaries, successors, assigns, estate or personal representatives.  The term “Company,” as used in this Amended and Restated Agreement with reference to employment or service, shall include subsidiaries of McDermott.  Whenever the words “you” or “your” are used in any provision of this Amended and Restated Agreement under circumstances where the provision should logically be construed to apply to any beneficiary, successors, assigns, estate or personal representative to whom any rights under this Amended and Restated Agreement may be transferred by will or by the laws of descent and distribution, they shall be deemed to include any such person or estate.  This Amended and Restated Agreement shall be subject to the Plan and the Company’s Clawback Policy, which is attached hereto as Exhibit A and is incorporated herein by reference.  Capitalized terms not defined in this Amended and Restated Agreement shall have the meaning ascribed to such terms in the Plan.

Performance Shares

Grant of Performance Shares.  You have been awarded a grant of Performance Shares shown on the Notice of Grant dated March 6, 2014, which is incorporated herein by reference.  This grant represents a right to receive Shares, calculated as described below, provided the applicable performance measures and vesting requirements set forth in this Amended and Restated Agreement shall have been satisfied.  No Shares are awarded or issued to you on the Date of Grant.

Vesting Requirements.  Except as provided below, the Performance Shares do not provide you with any rights or interest therein until they become vested, if at all, on the third anniversary of the Date of Grant (the “Vesting Date”), provided you are then still employed by the Company.

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Reduction in Force.  In the event you terminate employment prior to the third anniversary of the Date of Grant due to a “Reduction in Force,” then: 33% of the Performance Shares will continue to vest, provided your termination date is on or after the first anniversary of the Date of Grant; and 66% of the Performance Shares will continue to vest, provided your termination date is on or after the second anniversary of the Date of Grant.  The number of Performance Shares that will vest pursuant to the preceding sentence will be determined by multiplying (a) the applicable percentage from the preceding sentence by (b) the total number of Performance Shares that would have vested, if any, based on actual performance had you remained employed with the Company until the third anniversary of the Date of Grant, as determined in accordance with the schedules set forth under the caption “Earned Award” below.

For this purpose, the term “Reduction in Force” means an involuntary termination of employment with the Company due to elimination of a previously required position or previously required services, or due to the consolidation of departments, abandonment of facilities or offices, technological change or declining business activities, where such termination is intended to be permanent; or under other circumstances which the Committee, in accordance with standards uniformly applied with respect to similarly situated employees, designates as a reduction in force.

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Death or Disability.  100% of the Performance Shares shall vest on the third anniversary of the Date of Grant in the event of the prior occurrence of either (1) the termination of your employment with the Company due to death or (2) your Disability, in each case subject to achievement of the applicable performance measures for vesting.  The number of Performance Shares that will vest pursuant to the preceding sentence will be the total number of Performance Shares that would have vested, if any, based on actual performance had you remained employed with the Company until the third anniversary of the Date of Grant, as determined in accordance with the schedules set forth under “Earned Award” below.

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Change in Control.  If a Change in Control of the Company occurs, the number of Performance Shares that shall immediately vest on the date such Change in Control occurs shall be the greater of (i) 100% of the Performance Shares or (ii) the vested percentage of Performance Shares determined in accordance with the schedules set forth under “Earned Award” below determined as of the date the Change in Control occurs, with a Vesting Date as of the date such Change in Control occurs.

Forfeiture of Performance Shares.  Except as provided above, Performance Shares which are not vested as of the date of your termination of employment with the Company shall, coincident therewith, terminate and be of no further force or effect.

In the event that, while you are employed by the Company or are performing services for or on behalf of the Company under any consulting agreement, (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all Performance Shares and all rights or benefits awarded to you under this Amended and Restated Agreement shall be forfeited, terminated and withdrawn immediately upon (1) notice to the Committee of such conviction pursuant to (a) above or (2) final determination pursuant to (b) above by the Committee.  The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

Earned Award.  Except as otherwise provided above, the number of Performance Shares in which you will vest, if any (the “Earned Award”), shall be determined based on the Company’s aggregate consolidated operating income for the period beginning January 1, 2014 and ending on December 31, 2016, as set forth below:

Performance	Aggregate Consolidated Operating Income*	Award Percentage**
Maximum	≥$210	150%
Target	$180	100%
Threshold	$150	50%
< Threshold	<$150	0%

*In millions

** Award Percentages between the amounts shown will be calculated by linear interpolation.  For the avoidance of doubt, the maximum Earned Award will be 150% of the Performance Shares shown on your Notice of Grant.

Payment of Earned Award.  Except as otherwise provided above in the section entitled “Vesting Requirements — Change in Control,” you (or your estate or beneficiaries, if applicable) will receive the value of one Share for each Performance Share that vests as an Earned Award. In the sole discretion of the Committee, Performance Shares shall be paid in (i) Shares, (ii) cash equal to the Fair Market Value of the Shares otherwise deliverable on the Vesting Date, or (iii) any combination thereof, which shall be paid or distributed as soon as administratively practicable after the Vesting Date, but in any event no later than 30 days after the applicable Vesting Date or the date a Change in Control occurs.

Taxes

You will realize income in connection with this grant of Performance Shares in accordance with the tax laws of the jurisdictions applicable to you.  You are solely responsible for the taxes associated with the Performance Shares, and you should consult with and rely on your own tax advisor, accountant or legal advisor as to the tax consequences to you of this grant.

By acceptance of this Amended and Restated Agreement, you agree that any amount which the Company is required to withhold on your behalf, including PAYE, federal or state income tax and employee national insurance contributions or FICA withholding, or pursuant to applicable Company policy, in connection with income realized by you under this Amended and Restated Agreement will be satisfied by withholding cash, whole Shares having an aggregate Fair Market Value equal to but not exceeding the amount of such required tax withholding, unless the Committee determines to satisfy the statutory minimum withholding obligation by another method permitted by the Plan.

Regardless of the withholding method referred to above, you are liable to the Company for the amount of income tax and employee national insurance contributions or FICA withholding which the Company is required to withhold in connection with the income realized by you in connection with this Amended and Restated Agreement, and you hereby authorize the Company to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you, if the withholding method referred to above is not utilized or does not completely cover such required tax withholding.

Transferability

Performance Shares granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this type of transaction must be reported on a Form 4.  Please be aware that if you intend to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability.  Please advise Dennis Edge and Kim Wolford immediately by e-mail, fax or telephone if you intend to reject this grant.  Absent such notice of rejection, the Company intends to prepare and file the required Form 4 on your behalf (pursuant to your standing authorization to do so).

If you are currently subject to these requirements, you will have already been advised of your status.  If you become a Section 16 insider at some future date, reporting will be required in the same manner noted above.

Other Information

Neither the action of the Company in establishing the Plan, nor any provision of the Plan, nor any action taken by the Company, your employer, the Committee or the Board of Directors under the Plan, nor any provision of this Amended and Restated Agreement shall be construed as giving to you the right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

This award is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate.

Exhibit A

POLICY NO. 1405-003 ------- EFFECTIVE DATE: 08/02/13

SUBJECT:	Clawback Policy
AFFECTS:	McDermott International, Inc. and its subsidiaries and affiliated companies (hereinafter referred to as "the Company")
PURPOSE:	To govern the clawback of certain compensation awarded to executive officers of the Company.
POLICY:

If the consolidated financial statements of the Company and its subsidiaries are materially restated within three years of the first public release or filing with the U.S. Securities and Exchange Commission (the “SEC”) of such financial statements, and the Compensation Committee of the Board of Directors of the Company (the “Committee”) determines, in its reasonable discretion, that (1) any current or former executive officer (as defined in Rule 3b-7 promulgated by the SEC under the Securities Exchange Act of 1934, as amended) of the Company (an “Executive”) has engaged in intentional misconduct and (2) such misconduct caused or partially caused the need for such restatement, then the Committee may, within 12 months after such a material restatement, require that the executive forfeit and/or return to the Company all or a portion of the compensation vested, awarded or received under any bonus award (including pursuant to the Company’s Executive Incentive Compensation Plan), equity award (including any award of stock options, shares of restricted stock, deferred stock units or restricted stock units) or other award during the period subject to restatement and the 12-month period following the first public issuance or filing with the SEC of the financial statements that were restated (including, with respect to any such award that is subject to a multi-year vesting period, any compensation vested, awarded or received thereunder during such vesting period if such vesting period includes all or part of such 12-month period); provided, however, that any forfeiture and/or return of compensation by an Executive under this policy will, in any event, be limited to any portion thereof that the Executive would not have received if the consolidated financial statements of the Company and its subsidiaries had been reported properly at the time of first public release or filing with the SEC; provided, further, that this policy shall not apply with respect to any restatement of the consolidated financial statements of the Company and its subsidiaries as to which the need for restatement is determined following the occurrence of a Change in Control (as defined in the Company’s Director and Executive Officer Deferred Compensation Plan, as amended and restated November 8, 2010).

The vesting, payment or other receipt of any rights or benefits awarded by the Company to an Executive which are subject to this policy may be suspended pending an investigation and final determination by the Committee with regard to any alleged misconduct that may be subject to a determination by the Committee under this policy.

By accepting any award as to which this policy applies, each Executive must agree to the foregoing and agree to forfeit and/or return compensation to the Company as provided by this policy, as the same may be modified by, or superseded by a replacement policy adopted by, the Committee, as the Committee may deem necessary to comply with regulations issued by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act.  The terms of this policy shall in no way limit the ability of the Company to pursue forfeiture or reclamation of amounts under applicable law as the Compensation Committee may consider appropriate in its reasonable discretion.

Interpretation Contact for the above policy is the Senior Vice President, Chief Administration Officer and Senior Vice President, General Counsel and Corporate Secretary.